Exhibit 10.18

                       STRATUS PROPERTIES INC.
                 PERFORMANCE INCENTIVE AWARDS PROGRAM

      1. Purpose. The purpose of the Performance Incentive Awards Program (the "Plan") of Stratus Properties Inc. (the "Company") is to provide greater incentives for certain key management, professional and technical employees whose performance in fulfilling the responsibilities of their positions can significantly affect the performance of the Company. The Plan provides an opportunity to earn additional compensation in the form of cash incentive payments based on the employee's individual performance and on the results achieved by the Company and by the staff unit for which the employee performs services.

     2. Administration. The Plan shall be administered by the Chairman of the Board of the Company who shall have full authority to interpret the Plan and from time to time adopt rules and regulations for carrying out the Plan, subject to such directions as the Company's Board of Directors may give, either as guidelines or in particular cases.

     3. Eligibility for Participation. Each year the Chairman of the Board shall select the key managerial, professional or technical employees of the Company or of any of its subsidiaries who shall be eligible for participation in the Plan during that year. The Chairman of the Board may in his discretion make such selection, in whole or in part, on the basis of
minimum salary levels, or position-point levels.     The selection of an
employee for eligibility in a particular year shall not constitute entitlement either to an incentive payment under the Plan for that year or to selection for eligibility in any subsequent year. Selection of employees for eligibility in a particular year will ordinarily be made in January of that year, but selection of any employee or employees may be made at any subsequent time or times in such year.

     4. Determination of Target Incentives. At the time each employee is selected for eligibility in the Plan for a particular year, the Chairman of the Board shall determine a target incentive or a target incentive range for the employee with respect to that year. Such incentive or range shall be indicative of the incentive payment which the employee might expect to receive on the basis of strong performance by such employee, by the Company and by such employee's staff unit, having regard to such performance standards and objectives as may be established with respect to that year.

       5. Cash Incentive Payments. After the end of each year the Chairman of the Board shall evaluate, or cause to be evaluated, the performance of each employee selected for eligibility under the Plan for that year, as well as the performance of the Company and the employee's staff unit. Based on such evaluation, the Chairman of the Board shall determine whether a cash incentive payment shall be made to such employee for that year and, if so, the amount of such payment. Each such payment (less applicable withholding and other taxes) shall be made at such time established by the Chairman of the Board, which shall in no event be later than February 28 of the year following the year for which the incentive payments are made. An individual who has been awarded an incentive payment for a particular year need not be employed by the Company or any of its subsidiaries at the time of payment thereof to be eligible to receive such payment. Notwithstanding any of the foregoing to the contrary, if an individual selected for eligibility under the Plan for a particular year should cease to be employed by the Company and its subsidiaries for any reason prior to the end of such year, the Chairman of the Board shall evaluate, or cause to be evaluated, the performance of such employee and the employee's staff unit for the portion of such year prior to such cessation of employment. Based on such evaluation, the Chairman of the Board shall determine whether a cash incentive payment shall be made to such employee for that year and, if so, the amount of such payment. Each such payment (less applicable withholding and other taxes) shall be made at such time established by the Chairman of the Board, which may be made at any time during the year for which such incentive payments are made but shall in no event be later than February 28 of the year following such year.

       6. Optional Deferral of Payments. If, prior to the date established by the Chairman of the Board for any year for which incentive payments are made, an employee selected for participation in the Plan shall so elect, in accordance with procedures established by the Chairman of the Board, all or any part of a cash incentive payment to such employee with respect to such year shall be deferred and paid in one or more periodic installments, not in excess of ten, at such time or times before or after the date of such employee's Termination of Employment (as hereinafter defined), but not later than ten years after such date of Termination of Employment, as shall be specified in such election. If and only if any cash incentive payment or portion thereof is so deferred for payment after December 31 of the year following the year for which the incentive payment is made, such cash incentive payment or portion thereof, as the case may be, shall, commencing with January 1 of the year following the year for which the incentive payment is made, be increased at a rate equal to the prime commercial lending rate announced from time to time by The Chase Manhattan Bank, N.A. (compounded quarterly) or at such other rate and in such manner as shall be determined from time to time by the Chairman of the Board. If such employee's Termination of Employment occurs for any reason other than early or normal retirement under the retirement plan of this corporation or retirement with the consent of this corporation outside the retirement plan of this corporation and if, on the date of such Termination of Employment, there remain unpaid any installments of cash incentive payments which have been deferred as provided in this Section 6, the Chairman of the Board may, in his discretion, direct the payment to such employee of the aggregate amount of such unpaid installments in a lump sum, notwithstanding such election. Subject to the terms of the Plan and applicable law, the Chairman of the Board may delegate to one or more officers or assistant officers of the Company his authority set forth in the immediately preceding sentence, subject to such terms and limitations as the Chairman of the Board shall determine. Solely for purposes of this
Section 6, the term "Termination of Employment" shall mean the cessation of the rendering of services, whether or not as an employee, to any and all of the following entities: the Company; any subsidiary of the Company; Freeport-McMoRan Inc.; any subsidiary of Freeport-McMoRan Inc.; Freeport-McMoRan Copper & Gold Inc.; any subsidiary of Freeport-McMoRan Copper & Gold Inc.; McMoRan Oil & Gas Co.; any subsidiary of McMoRan Oil & Gas Co.; and any corporation or other entity in which any two or more of the aforementioned entities collectively possess, directly or indirectly, equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity.

       7. General Provisions. The selection of an employee for participation in the Plan shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved. The benefits provided for employees under the Plan shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.

       8. Amendment or Termination. The Board of Directors of the Company may from time to time amend or at any time terminate the Plan.